Exhibit 99.1

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

November 11, 2008

4:00 pm CT

Operator:	Good afternoon ladies and gentlemen and welcome to the BakBone Software Second Quarter Fiscal Year 2009 conference call. At this time all participants are in a listen only mode.

Following today’s presentation there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question press the pound key. At this time for opening remarks and instructions I would like to turn the call over to Ms. Jennifer Trager, investor relations for BakBone Software. Please go ahead Ms. Trager.

Jennifer Trager:	Thank you (Heather) and welcome to everyone on today’s call. As a reminder, BakBone is a March 31 year end company and therefore we are reporting our second quarter of fiscal 2009 results today.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

On this conference call we will provide non GAAP financial results. This conference call is also being recorded for replay and is being Webcast. An archive of today’s Webcast will be available on our Website following the call. The purpose of today’s conference call is to discuss BakBone Software’s bookings and cash results for the second quarter of fiscal year 2009.

Participating on the call today are BakBone Software’s CEO, Jim Johnson and CFO, Steve Martin. Before we start the call today I would like to make some comments on forward looking statements.

Today’s conference call including the question and answer period, may include forward looking statements that involve risks, uncertainties, assumptions and other factors which if they do not materialize or prove correct could cause BakBone’s results to differ materially from historical results or those expressed or implied by such forward looking statements.

Our forward looking statements should be considered in the context of the risk factors disclosed in our most recent report filed with the Securities and Exchange Commission as well as those risk factors disclosed in our current report with the Canadian Securities Administration.

And the company undertakes no responsibility to update the information in this conference call under any circumstances. Our press release was issued today over the wire services and has also been furnished to the SEC as an 8-K filing.

The press release is also available on our Website at www.BakBone.com in the investor relations section under SEC filings. With that I would like to turn the call over to Jim Johnson, CEO of BakBone Software.

Jim Johnson:	Thank you Jennifer. Good afternoon ladies and gentlemen and welcome to today’s conference call. As usual I’ll start with a quick review of some of our figures and then I will talk about the opportunities and challenges that are currently facing BakBone.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

During the second quarter our total worldwide bookings for the sale of software licenses and maintenance contracts was approximately $14 million representing an annual growth of 4% from the second quarter of 2008 and essentially flat from the previous quarter.

As in previous quarters our business continues to be fairly equally distributed across our three regions, North America, Europe, Middle East and Africa and Asia-Pacific. EMEA increased 24% and APAC increased 16% from the second quarter of the fiscal year 2008. However, our North America bookings decreased 18% year over year.

The second quarter is not typically our strongest quarter. But it was clear that the bookings growth was hindered by the softening of the overall market as IT budgets particularly in North America, were cut and purchases are being delayed.

We experienced good traction though with Sun Microsystems during the second quarter. Quarter over quarter bookings increased by 42%. Initially the Sun relationship was ramping slower than we had originally expected. But we are pleased that Sun has grown to be a sizable customer.

We continue to work closely with our other new partners including Silicon Graphics and Beijing Hope Software in China to help them execute and continue to execute on their go to market strategies. During the second quarter we continued to expand our channels.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

In the European market we signed several new distributors that now sell BakBone’s NetVault backup and ceased selling our competitors’ products. Specifically we signed a deal with a company which had been primary CommVault distributor in Germany. Now they are only selling backup NetVault.

We also added an additional distributor in the United Kingdom. This distributor previously had sold only Symantec’s Backup Exec and NetBackup product. Today they only sell BakBone NetVault.

We continue to expand our reach in major EMEA markets by expanding distribution and targeting resellers who previously had sold some of our competitors’ products. We also continue to work closely with our newest major reseller in North America, Insight to support their sales and marketing efforts on BakBone products.

We believe that our strong global channel relationships are important assets in an uncertain economic time. We operate with an efficient sales force and are able to leverage our worldwide distributors and value added resellers to help keep our expenses in check.

In August I was pleased to announce that we had hired Steve Martin as our Senior Vice President and Chief Financial Officer. Steve is a senior finance professional with more than 25 years experience in both public accounting and private industry and most recently served as the active chief accounting officer for Leap Wireless.

Steve is an experienced CFO with an impressive background of working with public companies and we are excited to have him join our team. As BakBone focuses on creating shareholder value Steve will provide strategic and functional leadership for the next phase of BakBone’s growth.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

In a bit Steve will tell you more about his background and the steps that BakBone is taking to complete our SEC filings. I’d also like to acknowledge Mike Compton who was our interim CFO for almost one year. Mike was instrumental in leading the audit and restatement process that ultimately resulted in filing the 10-K for the fiscal years through 2006.

Mike remains an important part of our finance team. And as he continues to work for the company as Steve transitions into his new role. Additionally, we retain Mayer Hoffman as our new independent auditing firm. We believe that Mayer Hoffman is a firm that is appropriately matched for a midsized public company like BakBone.

We believe that they have an understanding of our company’s urgent need to complete the remaining outstanding financial filings and the expertise to complete the task.

This last Friday, on November 7, we took proactive steps to help BakBone manage a downturn in the economy and reduced our worldwide employee headcount by approximately 12%.

Our team had been sized for a growth environment and became clear in this past quarter that we needed to restructure the company for an environment where global IT spending is projected to be lower for the foreseeable future. Our customer support resources are largely unchanged.

And we continue to have a good nucleus of knowledgeable and talented people across the globe who can address the technology and environmental questions for each of our products. To that end, we have no changes to our committed response levels to our customers and partners.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

And we will continue to provide quality customer service. The changes that we have made in our product delivery have prepared us well to move aggressively to a new, more efficient operating model. We will continue to maintain the schedule for new product deliveries and continue to improve our version support for all of our products.

The changes that we have made have no near term impact on our product deliverables. We still remain on track to deliver five new versions and two new products over the next six months. One area where we are specifically focused is virtualization.

As customers look for means of maximizing their existing hardware investments there has been a rapid acceleration in the marketplace towards virtualization technologies. Earlier this year, BakBone introduced significant enhancements to its VMware solution, fully integrated with NetVault backup offering a market leading feature set for the protection of VMware environments.

In the coming quarter BakBone plans to extend its virtualization support by offering solutions for comprehensive protection of customer environments based on Microsoft’s Hyper-V technologies. Over the next year BakBone plans to fully embrace key virtualization platforms including Citrix XenServer.

By enabling the protection, replication and management of the new complex virtualized environments customers will have a seamless data protection solution for their virtual and physical assets. Also, as a result of our research and extensive work with our customers, we have identified opportunities that extend the role of traditional data protection solutions.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

We are expecting the upcoming release of our new exchange message recovery tool will be the first in a series of solutions that should enable customers to better manage the complexities of ever increasing regulatory and compliance standards.

Customers will only need to make a minimal incremental investment to gain deeper functionality over purchasing stand alone point solutions. To assist our customers in maximizing their current investments in applications in data protection especially during these challenging economic times, we will be announcing a number of new service offerings in the first quarter of 2009.

These new offerings will provide our customers with actionable information to help improve efficiency, productivity and overall data protection processes.

While we will offer a full range of services ranging from architecture design through implementation and operational services, our new offerings will have a distinct focus on helping our client base achieve immediate and tangible results in the areas such as tuning and optimization, data growth and media utilization and creating cost effective backup practices.

So as you can tell, Bakbone will continue to focus on its core strengths, product, services and support. At the same time we will continue to work on containing our expenses while maximizing our cash balances as we move into these uncertain economic times.

For a more detailed discussion on our bookings and cash I’d like to turn it over to Steve now. After Steve’s presentation we will open up the call for questions. Steve?

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

Steve Martin:	Thanks JJ. I’m very pleased to be a part of the BakBone team. My background includes 10 years in public accounting and 15 more years in progressive senior financial roles with public situated companies.

From 2004 through 2007 I was the CFO at Stratagene Corporation, a life sciences company sold to Agilent Technologies. And in 2007 and the first half of 2008 I was a consultant and Acting Chief Accounting Officer at the telecommunications company Leap Wireless.

I am pleased to be a part of a very experienced senior team here at BakBone and I’ve been pleased with the progress on the financial statement filing process that was well underway when I began.

Now let me review the second quarter of fiscal 2009. I’ll begin by summarizing our cash position, bookings results and cost reductions actions taken last week. Finally, I’ll conclude with a brief update on the process of completing our financial filings for the fiscal years 2007 and 2008 and the first two quarters of fiscal 2009.

BakBone’s total cash balance at September 30, 2008 was $8.5 million as compared to $10 million as of June 30, 2008. This decline was partly related to the final payments made to the former audit firms in connection with the completion and filing of the report on Form 10-K during this quarter.

Two firms were involved in those fiscal years. And the conclusion of those audits was a significant catalyst in our catching up on the remaining outstanding financial periods.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

Our days’ sales outstanding for the second quarter 2009 was 51 days which was up from 46 days in the prior quarter primarily related to slowness in payments from North American customers near the end of the quarter.

BakBone recorded $14 million of booked business in the second quarter of 2009. Bookings were comprised of approximately 53% software licenses and 47% services and maintenance. This compares to the previous quarter which was approximately 48% software and 52% services and maintenance.

This shift in mix was due primarily to two significant customers which renewed their maintenance services agreements in the first quarter. As you know, bookings are not a GAAP revenue metric and accordingly should not be construed as revenue.

However, bookings do represent the dollar amount of business that was signed in the quarter. As Jim indicated, we’ve experienced a slowing of business in North America late in the quarter. North America was down 5% incrementally from Q1 2009.

Against the prior quarter our bookings in EMEA declined slightly and our bookings in Asia, Japan and the Pacific Rim increased 3%. Last week we notified employees of a reduction in headcount that was affected to reduce operating costs and to position the company for a slowing IT spending market.

The company reduced the employee base in all geographies and functions and additionally eliminated a significant number of contract personnel involved in product delivery. The company will incur employee severance costs during the third quarter of fiscal 2009 related to the actions taken.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

We expect that these personnel related cost reductions will reduce our annual operating costs by approximately $5.5 million. An important focus since my joining BakBone in August has been to continue the process of bringing BakBone current with its SEC filings. I have been working with our new auditors, Mayer Hoffman McCann and the BakBone finance accounting team to expedite the process.

This process includes bringing our new auditors up to speed on our accounting positions and operations, readying our fiscal 2007 and 2008 GAAP results for audit by the new firm and affecting process improvements into our closing procedures for the first two fiscal quarters of 2009 so that those periods can be completed and reported publicly.

I am pleased with the progress we have made in all areas. Our new auditors began field work in October. Mayer Hoffman has staff in the field auditing in San Diego, the UK and Japan as we speak. I look forward to the continued dialog with our investors and the larger investment community.

Transparency and communication are an important priority for me as the CFO of BakBone and I welcome feedback from our investors. As BakBone has done in the past we will continue to update you at least quarterly as to our progress.

And with that I’ll turn the call back over to JJ.

Jim Johnson:	Thanks Steve. We have had to make some difficult decisions in recent weeks but we believe that we have taken the necessary precautions to maintain the company’s long term viability. In general, the data protection market is expected to continue growing throughout 2009.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

The real question quite frankly is how much. An analyst with Cowen and Company recent quoted as saying, “storage is still one of the better areas in the tech budget. But if the overall budget is being brought down storage will still grow from year to year but now will grow at maybe say 4% rather than 8%.”

As we look at our business we believe that we have taken the necessary steps to minimize reliance on one region per applications market. We have built strong channel partnerships and a portfolio of award winning products.

It is unclear what the next few months have in store for the global IT budgets but BakBone has taken the necessary steps to cut our costs while we maintain our focused marketing, continue to deliver new solutions and services and strengthen our channels by establishing new partner relationships around the world.

I’d like to thank you for listening today and for your ongoing support for BakBone Software. Operator, please open the call for questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Once again to ask a question it’s star then the number 1 on your telephone keypad. And your first question comes from the line of Douglas, Douglas Whitman with Whitman Capital.

Jim Johnson:	Hi Doug.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

Douglas Whitman:	I had a question on you know your bookings and so on are, given the environment are actually pretty stable and so could you give us a little color on some of the cutbacks? A lot of the companies perhaps with less maturity, have avoided making these tough decisions.

Is some of this given the current economic environment, expectation of a down draft that everyone will be affected by? Or is there a particular thing that you’ve seen in the last 30 days that are driving this out, you know in side the company rather than just the outside economy?

Jim Johnson:	No. It is specifically Doug, this is Jim Johnson, it’s specifically the economy. And it’s taking the necessary steps we think you know trying to anticipate what the IT spending level is going to be.

And so we deemed that it was the appropriate thing to make sure that we wanted to preserve cash and, as much as we can, so we made the necessary proactive steps to make the necessary cuts now.

Douglas Whitman:	Okay. Well thank you for being in front of the curve. I know it’s, those are always tough decisions.

Jim Johnson:	Yeah. Thanks Doug.

Operator:	Your next question comes from the line of Gene Weber with Weber Capital Management.

Jim Johnson:	Hi Gene.

Gene Weber:	Yeah. Hi Jim. Steve nice to meet you on the phone. How many people were involved in the cutback and what’s your headcount now?

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

Jim Johnson:	We cut 35 people. Current headcount is now 2...

Steve Martin:	65.

Jim Johnson:	...65 I believe.

Gene Weber:	Okay. And then different subject, can you give us a sense as to what the channel is telling you about how their, how their pipelines have changed or, and/or how their sales cycles have stretched out?

Jim Johnson:	Well I don’t think that so much the pipelines have changed. I think what’s happening and you know we’re still in an early stage of trying to understand the delaying and cutbacks in the IT budgets. And it, to be quite honest with you it’s probably different depending on what vertical industry you’re in.

Obviously if in the banking finance it’s a different ballgame today. So I think that you know what we’re seeing here is more of delay and quite honest with you there’s just a lot of times that I think you get, you know you go down and you get in procurement and then someone will make a decision that you know now is probably not the time to do that CAPEX so let’s put it on hold and wait and see what happens in the next quarter.

Gene Weber:	Got it. Okay. And is there, is there reason to think that your EMEA or Asia-Pac is going to continue to outperform the US or was this just, or North America or was this just a, you know a one quarter type event?

Jim Johnson:	Yeah, it’s hard to say. I mean you know every geo reacts differently. Some geos are, you know some, a few months behind some of the other geos. So you know if you typically look at the typical environment of technologies North America is usually on the leading edge.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

And typically EMEA is in second and then APAC is in third. So, but it’s hard to predict what’s happening. And I mean obviously you’ve seen what the markets around the world is. One follows the other eventually.

Gene Weber:	Got it. Okay. And then one final question. Of the, of the cash burn during the quarter can you say roughly how much of that was due to the paying off the auditors and getting that all out of the way?

Steve Martin:	Well we haven’t, this is Steve, we haven’t disclosed in the past how much we’ve spent by quarter. But you know it’s certainly one of the most important factors. It was a significant piece of the decline in the period.

But we haven’t tried to breakout the specific amount that is audit fees versus other items. So it’s a notable item.

Gene Weber:	Okay. And it was, and it was primarily audit fees? Were there legal fees involved and stuff like…

Steve Martin:	There were some legal but primarily it’s the auditors.

Gene Weber:	That’s what I assumed. Okay. Well good luck Steve in terms of getting everything up to speed. It sounds like at least we’re on the way. I’m glad…

Steve Martin:	Thanks.

Gene Weber:	…to hear that.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

11-11-08/4:00 pm CT

Confirmation #71582919

Steve Martin:	Thank you very much.

Gene Weber:	Okay. Thank you.

Operator:	Once again if you would like to ask a question please press star 1 on your telephone keypad. There are no further questions at this time.

Jim Johnson:	Well I’d like, this is Jim again, I’d like on behalf as Steve as well, like to thank you for participating today, listening to us. And we look forward to having you participate again in three months. Thank you very much.

Operator:	This concludes today’s conference call. You may now disconnect.

END